Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

Media Contact: (626) 302-1033
www.edison.com

Edison International Reports
 Financial Results for the First Quarter of 2004

ROSEMEAD, Calif., May 7, 2004 — Edison International (NYSE: EIX) recorded consolidated earnings per share of 30 cents in the first quarter of 2004, compared to 17 cents in the first quarter of 2003 on a reported basis.  The increased earnings primarily reflect higher operating results at Edison Mission Energy (EME) and a gain on the sale of its interest in Four Star Oil & Gas.

“We are off to an encouraging start for the year, led by improved results at Edison Mission Energy and continued strength at Southern California Edison,” said EIX Chairman John Bryson.

Reported earnings in the first quarter of 2003 included a three-cents-per-share charge at EME from the implementation of a new accounting principle and one cent per share in earnings from discontinued operations at SCE.  EIX’s earnings from continuing operations, which exclude the two items above, were 30 cents per share in the first quarter of 2004 compared to 19 cents per share in the same period last year.

FIRST QUARTER EARNINGS DETAIL

Earnings (Loss) from Continuing Operations

SCE earnings from continuing operations were essentially unchanged with $100 million in the first quarter of 2004, compared to $99 million in the same period last year.

EME’s first quarter 2004 earnings from continuing operations were $31 million compared to a loss of $8 million in the same period last year.  The improved results are primarily due to stronger operating performance at the Illinois Plants, driven by higher merchant generation and wholesale energy prices, and higher ancillary services and mark-to-market impacts on forward contracts at the First Hydro project in the UK.  The Contact Energy projects in New Zealand, the Loy Yang B project in Australia and the Paiton project in Indonesia also contributed to the earnings increase.   First quarter results for 2004 include a $29 million after-tax gain from the sale of EME’s interest in Four Star Oil & Gas.  These favorable items were partially offset by outages in 2004 at the Homer City project and 2003 earnings at Four Star Oil & Gas, which did not occur in 2004 due to the sale.  EME’s earnings are seasonal with higher earnings expected during the summer months.

Edison Capital’s earnings for the first quarter of 2004 were $11 million, down $4 million from the same period last year.  This decrease is primarily due to a maturing investment portfolio which produces lower income.

The first quarter 2004 losses from Mission Energy Holding Company of $25 million and “EIX parent company and other” of $19 million were essentially unchanged from the same period last year.

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Earnings from Discontinued Operations

Discontinued operations of $3 million in the first quarter of 2003 reflect earnings from SCE’s fuel oil pipeline and storage business, which was sold in the third quarter of 2003.

Change in Accounting Principle

Edison Capital’s 2004 results include a $1 million charge for the cumulative effect of a change in accounting principle reflecting the impact of Edison Capital’s implementation of an accounting standard that requires the consolidation of certain variable interest entities.  EME’s 2003 results include a $9 million charge related to the accounting standard for recording asset retirement obligations.  Because SCE follows accounting principles for rate-regulated enterprises, implementation of the asset retirement accounting standard did not affect its earnings.

	Quarter Ended March 31,
Earnings (Loss) Per Share (Unaudited)	2004	2003	Change
Southern California Edison	$0.31	$0.30	$0.01
Edison Mission Energy	0.10	(0.02)	0.12
Edison Capital	0.03	0.04	(0.01)
Mission Energy Holding Co.	(0.08)	(0.07)	(0.01)
EIX parent company and other	(0.06)	(0.06)	—
EIX Consol. Earnings from Continuing Operations	0.30	0.19	0.11

Earnings from Discontinued Operations	—	0.01	(0.01)

Cumulative Effect of Accounting Change	—	(0.03)	0.03

Total EIX Consolidated Earnings	$0.30	$0.17	$0.13

	Quarter Ended March 31,
Earnings (Loss) (in millions) (Unaudited)	2004	2003	Change
Southern California Edison	$100	$99	$1
Edison Mission Energy	31	(8)	39
Edison Capital	11	15	(4)
Mission Energy Holding Co.	(25)	(24)	(1)
EIX parent company and other	(19)	(19)	—
EIX Consol. Earnings from Continuing Operations	98	63	35

Earnings from Discontinued Operations	—	3	(3)

Cumulative Effect of Accounting Change	(1)	(9)	8

Total EIX Consolidated Earnings	$97	$57	$40

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Based in Rosemead, Calif., Edison International is the parent company of Southern California Edison, Edison Mission Energy and Edison Capital.

EDISON INTERNATIONAL

SUMMARY OF CONSOLIDATED EARNINGS

(UNAUDITED)

	QUARTER ENDED MARCH 31,
IN MILLIONS, EXCEPT PER-SHARE AMOUNTS	2004	2003
ELECTRIC UTILITY	$1,696	$1,814
NONUTILITY POWER GENERATION	783	684
FINANCIAL SERVICES AND OTHER	31	25
TOTAL OPERATING REVENUE	2,510	2,523
FUEL	342	334
PURCHASED POWER	580	452
PROVISIONS FOR REGULATORY ADJUSTMENT CLAUSES – NET	(19)	304
OTHER OPERATION AND MAINTENANCE	905	783
DEPRECIATION, DECOMMISSIONING AND AMORTIZATION	295	288
PROPERTY AND OTHER TAXES	51	51
TOTAL OPERATING EXPENSES	2,154	2,212
OPERATING INCOME	356	311
INTEREST AND DIVIDEND INCOME	13	46
EQUITY IN INCOME FROM PARTNERSHIPS AND UNCONSOLIDATED SUBSIDIARIES – NET	64	60
OTHER NONOPERATING INCOME	80	16
INTEREST EXPENSE – NET OF AMOUNTS CAPITALIZED	(316)	(299)
OTHER NONOPERATING DEDUCTIONS	(31)	(12)
DIVIDENDS ON PREFERRED SECURITIES SUBJECT TO MANDATORY REDEMPTION	—	(28)
DIVIDENDS ON UTILITY PREFERRED STOCK NOT SUBJECT TO MANDATORY REDEMPTION	(1)	(1)
INCOME FROM CONTINUING OPERATIONS BEFORE TAX	165	93
INCOME TAX	67	30
INCOME FROM CONTINUING OPERATIONS	98	63
INCOME FROM DISCONTINUED OPERATIONS – NET OF TAX	—	3
INCOME BEFORE ACCOUNTING CHANGE	98	66
CUMULATIVE EFFECT OF ACCOUNTING CHANGE – NET OF TAX	(1)	(9)
NET INCOME	$97	$57

WEIGHTED-AVERAGE SHARES OF COMMON STOCK OUTSTANDING	326	326

BASIC EARNINGS PER SHARE:
CONTINUING OPERATIONS	$0.30	$0.19
DISCONTINUED OPERATIONS	—	0.01
CUMULATIVE EFFECT OF ACCOUNTING CHANGE	—	(0.03)
TOTAL	$0.30	$0.17

WEIGHTED-AVERAGE SHARES, INCLUDING EFFECT OF DILUTIVE SECURITIES	330	328

DILUTED EARNINGS PER SHARE:
CONTINUING OPERATIONS	$0.30	$0.19
DISCONTINUED OPERATIONS	—	0.01
CUMULATIVE EFFECT OF ACCOUNTING CHANGE	—	(0.03)
TOTAL	$0.30	$0.17

DIVIDENDS DECLARED PER COMMON SHARE	$0.20	$—

EDISON INTERNATIONAL

Financial Overview

March 31, 2004

UNAUDITED

Dollars in Millions, Except Per-Share Amounts

EDISON INTERNATIONAL (Consolidated Totals)

	First Quarter
	2004	2003
Assets	$35,818	$35,184
Common Equity	$5,415	$4,512
Revenue	$2,510	$2,523
Earnings*	$97	$57
Earnings Per Share*	$0.30	$0.17
Book Value Per Share	$16.62	$13.85

*includes parent company and discontinued operations

SOUTHERN CALIFORNIA EDISON (Electric Utility)

	First Quarter
	2004	2003
Assets	$19,617	$20,037
Common Equity	$4,158	$4,487
Revenue	$1,696	$1,814
Earnings	$100	$102
Earnings Per Share	$0.31	$0.31

EDISON MISSION ENERGY (Nonutility Power Generation)

	First Quarter
	2004	2003
Assets	$11,788	$11,623
Common Equity	$1,931	$1,693
Revenue	$783	$683
Earnings (Loss)	$31	$(17)
Earnings (Loss) Per Share	$0.10	$(0.05)

EDISON CAPITAL (Capital and Financial Services Provider)

	First Quarter
	2004	2003
Assets	$3,623	$3,509
Common Equity	$625	$796
Revenue	$29	$22
Earnings	$11	$15
Earnings Per Share	$0.03	$0.04

SOUTHERN CALIFORNIA EDISON

kWh Sales (In thousands)

March 31, 2004

	QUARTER ENDED MARCH 31, 2004
	KwH	INCREASE/(DECREASE) FROM LAST YEAR	%

RESIDENTIAL	6,590,902	570,526	9.48
AGRICULTURAL	174,828	7,581	4.53
COMMERCIAL	8,701,865	346,828	4.15
INDUSTRIAL	2,581,417	(62,814)	(2.38)
PUBLIC AUTHORITIES	1,381,823	18,246	1.34
RAILROADS & RAILWAYS	15,682	309	2.01
INTERDEPARTMENTAL	139	62	80.52
SALES TO ULTIMATE CONSUMERS	19,446,656	880,738	4.74

RESALE SALES	2,892,841	2,100,874		*
TOTAL KWH SALES	22,339,497	2,981,612	15.40

*over 200%